Prospectus Supplement No. 1
 filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-110204

NANO-PROPRIETARY, INC.

13,948,867 Shares of Common Stock
(par value $.001 per share)

155,000 Shares of Common Stock
Underlying Warrants

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This Prospectus supplement No. 1 supplements and amends the prospectus dated November 3, 2003 relating to the resale of up to 14,103,867 shares of common stock of SI Diamond Technology, Inc.

The section entitled “Selling Shareholders” on pages 19-20 of the prospectus dated November 3, 2003 is hereby deleted and replaced in its entirety as follows:

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is December 23, 2003.

Selling Shareholders

            This prospectus covers offers of the shares of common stock owned by the Selling Shareholders.  The following table lists the names of the selling shareholders as well as (1) the number of shares of common stock, and (2) the number of shares of common stock underlying existing warrants held as of October 30, 2003. Because Nano-Proprietary, Inc. does not know how many shares may be sold by the selling shareholders pursuant to this prospectus, no estimate can be given as to the number of the shares that will be held by the selling shareholders upon termination of this offering. None of the selling shareholders have, or have had within the last three years, any material relationship with us, or any predecessor or affiliate.

SELLING SHAREHOLDERS TABLE

Shareholder	Number of shares of common stock held and offered pursuant to this Prospectus	Number of shares of common stock underlying warrants offered pursuant to this Prospectus	Percentage of interests prior to any sales made pursuant to this Prospectus(1)

2002 PRIVATE PLACEMENTS

James Wikert	1,128,411		1.71% (2)
Delta Traders	650,000		1.41% (2)
Carlton Neel	250,000		*
Atlas Capital	300,000		*
D. Craig Valassis	200,000		1.40% (2)
Sarah Thomas	216,666		*
Patrick Dolan	608,333		*
George Fetterman	162,000		*
Donald Miller	20,833		*
Calvin Nickal	375,000		*
Ralph E. and Sandra L. Parry	200,000		*
Robert A Sprotte Money Purchase
Pension Plan	150,000
Daniel and Louise Cafolla	92,500		*
Dan Cafolla and Associates
Profit Sharing Plan	82,500		*
Cataloguecollections, Inc.	18,334		*
Denton Holdings Nevada, Inc.	18,332		*

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2003 PRIVATE PLACEMENTS

Argyll Equities, LLC	695,722		*
Delta Traders	694,444		1.41% (2)
August J. Pelizzi, Jr.	1,878,019		1.97%
St. John's Episcopal School	13,550		*
Young Men's Christian Association
Of Metropolitan Chicago	3,200		*
JCPS of Dallas Foundation	1,000		*
Dallas Symphony Orchestra	800		*
Rice University	400		*
James Wikert	500,000		1.71% (2)
Warren DeMaio	181,818		*
Tom DeMaio	40,909		*
Joseph Ritchie	135,000		*
Vertical Ventures, LLC	147,058		*
Karrison Nichols	147,059		*
305 Investments, LP	20,000		*
Express Marine, Inc.	20,000		*
Richard C . Walling, Jr.	20,000		*
Europa, International	350,000		*
Daniel & Nancy Gardner	30,000		*
Cliff & Phyllis Kalista	60,000		*
Southwell Partners	120,000		*

NOTE SELLING SHAREHOLDERS

Pinnacle Fund, L.P.	2,110,137		2.21%
D. Craig Valassis	1,133,690		1.41% (2)
Nicholas Martin, Jr.	1,193,152		1.25%

OTHER SELLING SHAREHOLDERS

Katherine D. Banks		80,000	*
James N. Perkins		20,000	*
H. Scott Phillips		20,000	*
John E. Palmer		7,500	*
H. Marcia Smolens		7,500	*
SFT Consulting		20,000	*

TOTAL	13,948,867	155,000	14.75%

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*	Less than 1%
(1)	This percentage was calculated including shares issuable upon the exercise of warrants into shares of the Company’s Common Stock.
(2)	These percentages include all shares for this shareholder covered by this prospectus.

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